Exhibit 99.1

Scripps reports fourth-quarter results

For immediate release
February 26, 2016

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the fourth quarter of 2015. Unless otherwise indicated, all operating results comparisons are to the Scripps historical results for the fourth quarter of 2014, recast to reflect newspapers as discontinued operations.

For the quarter, the net loss from continuing operations was $21.5 million or 25 cents per share. The quarter included a $45.7 million non-cash pension settlement charge and Journal-related transaction and acquisition integration costs of $1 million. Excluding these charges, income from continuing operations would have been $7.8 million or 9 cents per share.

Fourth-Quarter Highlights

•	Revenues from continuing operations were $205 million, up $54 million from last year.

•
Retransmission revenue more than doubled in the quarter to $35.9 million. We completed a new agreement, in effect from January 2016 to June 2019, with Time Warner Cable covering approximately 3 million households. The agreement will contribute to a more than 50 percent increase in retransmission revenues in 2016 over 2015.

•
We signed a network affiliation agreement covering our five NBC-affiliated stations, which are located in West Palm Beach, Florida; Milwaukee and Green Bay, Wisconsin; Kansas City, Missouri; and Tulsa, Oklahoma.

•
We signed 10 new agreements that put Newsy in front of growing audiences of over-the-top news consumers, many of them millennials who enjoy Newsy’s approach to national and international news coverage.

•
We completed an offering of lump-sum pension benefit payments to eligible participants in our largest pension plan. Lump-sum payments totaling $148 million were paid from plan assets. After the offering, we recorded a non-cash pension settlement charge of $45.7 million for actuarial losses.

•	On Oct. 1, we sold KNIN, a Boise, Idaho, FOX affiliate we had to divest as part of the Journal merger, for $14.5 million.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“Finally, 2016 is upon us, and we anticipate the highest revenue year in our television division’s history as we hit the very top of the four-year political advertising cycle. We are positioning our stations to make the most of the anticipated record broadcast television election spending. That includes making strategic investments to maintain and grow strong ratings, especially in the markets where we expect the greatest presidential election spending. We have one of the most attractive presidential election advertising footprints in the industry, and we’re well prepared to make the most of it.

“We finished the year by completing the integration of the former Journal Communications stations. We will launch our original programs The List and Right This Minute in six former Journal markets this year as well as launch The List in syndication starting in September 2016.

“In the fourth quarter, our over-the-top video news service Newsy finalized distribution deals with 10 new partners, which puts Newsy’s original reporting and fresh take on global news in front of the growing OTT audience. All of these new partners join Apple TV and Comcast’s Watchable, both of which went live with Newsy during the fourth quarter, in providing the company with an even stronger foothold in the high-value video advertising marketplace.

“Podcast industry leader Midroll Media, which we acquired in July, hit several milestones as 2015 came to a close. It expanded its core offerings of comedy and entertainment shows and added popular parenting and nonfiction storytelling categories. Midroll also inked a deal to be a launch partner for Google Play Music’s first podcast offering, set to launch later this year. And it continued to grow its paid audience through its Howl subscription service. The development of audio and video OTT brands such as Newsy and Midroll are part of our strategy for capturing new audiences and revenue in fast-growing marketplaces.”

Fourth-Quarter Operating Results - Continuing Operations
Revenues increased $54 million, or 36 percent, to $205 million, compared to the fourth quarter of 2014. The increase was primarily a result of the acquisition of the television and radio stations from Journal as well as increases in retransmission revenue. Revenue from acquired operations accounted for approximately $71 million of operating revenues in the quarter.

Retransmission revenues more than doubled to $36 million. During 2014, we renegotiated retransmission agreements covering more than one-third of cable and satellite television subscribers in our legacy markets, and our 2015 results reflect the renewal of those agreements.

Costs and expenses for segments, shared services and corporate were $173 million, up from $112 million, primarily driven by expenses from the acquired stations and higher programming fees.

Fourth-Quarter Operating Results - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the combined Scripps/Journal operations would have been, given the assumptions outlined in the supplemental materials and had the transaction been effective at the beginning of 2014. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Operating revenues decreased 11.5 percent to $205 million. An $11 million or 46 percent increase in retransmission revenue and 50 percent growth in digital revenues were offset by a $42 million decline in television political advertising during this non-election year.

Costs and expenses for segments, shared services and corporate were $173 million, up from $157 million, primarily due to higher programming fees.

Fourth-quarter results by segment compared to prior-period adjusted combined amounts were:

Television
In the fourth quarter of 2015, revenue from our television group was $171 million, down $29 million. Retransmission revenue increased $11 million while political advertising revenue decreased $42 million in the off-cycle year.

Advertising revenue broken down by category was:

•	Local, up 0.2 percent to $90.2 million

•	National, down 0.8 percent to $38.3 million

•	Political, $2.1 million in 2015 compared to $43.9 million in 2014

Core (local and national) advertising increased 1 percent on a same-station, adjusted combined basis, excluding the results of KNIN for 2014.

Retransmission revenue was up 46.5 percent to $35.9 million.

Total segment expenses increased 12 percent to $129 million, driven by increases in programming fees tied to affiliation agreements we signed with ABC covering 10 of our stations in December 2014 and with CBS for Nashville in July.

Fourth-quarter segment profit in the television division was $41.4 million, compared to $83.8 million in the year-ago quarter.

Radio
Revenue was $19 million, down from $21.3 million in the 2014 quarter as advertising slowed in the later part of the quarter. Political revenue decreased $700,000. Expenses were $15.2 million compared to $16.1 million in 2014.

Segment profit in the radio division was $3.9 million in the fourth quarter of 2015, compared to $5.2 million in the 2014 quarter.

Digital
Digital revenue was $13.2 million, up $4.4 million from the prior period. Excluding Midroll, revenue increased 18 percent.

Expenses for the digital group were $17.1 million, an increase of $3.9 million from the prior-year period.

Segment loss in the digital division was $3.9 million in the fourth quarter of 2015, compared to $4.4 million in the 2014 quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $108 million while total debt was $399 million.

From mid-May through Feb. 24, we repurchased 1.2 million shares at an average price of $18.88.

Looking ahead
The guidance below is in comparison to the adjusted combined results explained above and outlined beginning on page E-7.

	First-quarter 2016	Year ended Dec. 31, 2016
Television revenue	Up 11-13 percent	Up about a third
-Retransmission revenue	$54 million	About $220 million
-Political revenue		Greater than $150 million
Television expense	Up mid-teens	Up mid-teens
Radio revenue	Down mid-single digits	Flat
Radio expense	Down mid-single digits	Flat
Digital revenue	Up about 45 percent	Up more than 40 percent
Digital expense	Up about 30 percent	Up low 30 percent range
Shared services and corporate	$14 million	$45 million
Interest expense		$18 million
Pension expense		$14 million
Capex		$30 million
Depreciation and		$58 million
amortization

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Feb. 26 until 11:59 p.m. March 11. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 385050.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, click on "investors," then "investor information", and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including The List and The Now, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, valerie.miller@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2015	2014	2015	2014

Operating revenues	$204,808	$150,626	$715,656	$498,752
Segment, shared services and corporate expenses	(173,168)	(111,617)	(624,818)	(428,532)
Defined benefit pension plan expense	(48,892)	(1,418)	(58,674)	(5,671)
Acquisition and related integration costs	(1,035)	(2,724)	(37,988)	(9,708)
Depreciation and amortization	(14,018)	(8,549)	(51,952)	(32,180)
Impairment of goodwill and intangibles	—	—	(24,613)	—
(Losses) gains, net on disposal of property, plant and equipment	96	(59)	(483)	2,872
Operating expenses	(237,017)	(124,367)	(798,528)	(473,219)
Operating (loss) income	(32,209)	26,259	(82,872)	25,533
Interest expense	(4,576)	(2,149)	(15,099)	(8,494)
Miscellaneous, net	(1,433)	(7,483)	(1,421)	(7,693)
(Loss) income from continuing operations before income taxes	(38,218)	16,627	(99,392)	9,346
Benefit (provision) for income taxes	17,094	(1,197)	32,755	111
Net (loss) income from continuing operations	(21,124)	15,430	(66,637)	9,457
Net (loss) income from discontinued operations, net of tax	(407)	287	(15,840)	1,072
Net (loss) income	$(21,531)	$15,717	$(82,477)	$10,529
Net (loss) income per basic share of common stock:
(Loss) income from continuing operations	$(0.25)	$0.26	$(0.86)	$0.16
(Loss) income from discontinued operations	—	0.01	(0.20)	0.02
Net (loss) income per basic share of common stock	$(0.25)	$0.27	$(1.06)	$0.18

Weighted average basic shares outstanding	83,775	56,763	77,373	56,342
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big-four affiliated stations. We also own five Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of national digital businesses such as Newsy, an over-the-top ("OTT") video news service, and Midroll, a podcast industry leader. Our digital operations earn revenue primarily through the sale of advertising and marketing services.
Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Effective April 1, 2015, we began reporting our digital operations as a segment. We have recast the operating results for television, syndication and other, and shared services and corporate in prior periods to reflect this change.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Television	$170,502	$141,454	20.5%	$609,551	$466,965	30.5%
Radio	19,047	—		58,881	—
Digital	13,230	6,845	93.3%	38,928	22,881	70.1%
Syndication and other	2,029	2,327	(12.8)%	8,296	8,906	(6.8)%
Total operating revenues	$204,808	$150,626	36.0%	$715,656	$498,752	43.5%

Segment profit (loss):
Television	$41,440	$55,975		$139,797	$136,319
Radio	3,856	—		12,837	—
Digital	(3,893)	(5,351)		(17,103)	(22,828)
Syndication and other	155	(269)		(1,074)	(1,499)
Shared services and corporate	(9,918)	(11,346)		(43,619)	(41,772)
Defined benefit pension plan expense	(48,892)	(1,418)		(58,674)	(5,671)
Acquisition and related integration costs	(1,035)	(2,724)		(37,988)	(9,708)
Depreciation and amortization	(14,018)	(8,549)		(51,952)	(32,180)
Impairment of goodwill and intangibles	—	—		(24,613)	—
Gains (losses), net on disposal of property, plant and equipment	96	(59)		(483)	2,872
Interest expense	(4,576)	(2,149)		(15,099)	(8,494)
Miscellaneous, net	(1,433)	(7,483)		(1,421)	(7,693)
(Loss) income from continuing operations before income taxes	$(38,218)	$16,627		$(99,392)	$9,346

The following table presents operating revenue for our television segment:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Local	$90,206	$62,332	44.7%	$315,054	$236,772	33.1%
National	38,342	28,978	32.3%	137,935	109,448	26.0%
Political	2,136	32,642	(93.5)%	9,151	57,981	(84.2)%
Retransmission	35,871	15,776	127.4%	136,571	56,185	143.1%
Other	3,947	1,726	128.7%	10,840	6,579	64.8%
Total operating revenues	$170,502	$141,454	20.5%	$609,551	$466,965	30.5%

The following table presents operating revenue for radio segment:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Advertising	$18,182	$—		$56,288	$—
Other	865	—		2,593	—
Total operating revenues	$19,047	$—		$58,881	$—

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$108,061	$158,459
Other current assets	194,569	112,940
Assets of discontinued operations — current	—	44,425
Total current assets	302,630	315,824
Investments	13,856	9,454
Property, plant and equipment	271,047	157,841
Goodwill	585,787	106,261
Other intangible assets	479,187	187,259
Deferred income taxes	13,640	65,366
Miscellaneous	14,713	14,116
Assets of discontinued operations — noncurrent	—	174,983
TOTAL ASSETS	$1,680,860	$1,031,104

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$31,606	$13,987
Customer deposits and unearned revenue	8,508	8,812
Current portion of long-term debt	6,656	2,000
Accrued expenses and other current liabilities	73,053	62,097
Liabilities of discontinued operations — current	—	47,642
Total current liabilities	119,823	134,538
Long-term debt (less current portion)	392,487	194,373
Other liabilities (less current portion)	267,567	169,171
Liabilities of discontinued operations — noncurrent	—	13,089
Total equity	900,983	519,933
TOTAL LIABILITIES AND EQUITY	$1,680,860	$1,031,104

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2015	2014	2015	2014

Numerator (for basic and diluted earnings per share)
Net (loss) income	$(21,531)	$15,717	$(82,477)	$10,529
Less income allocated to RSUs	—	(336)	—	(240)
Numerator for basic and diluted earnings per share	$(21,531)	$15,381	$(82,477)	$10,289
Denominator
Basic weighted-average shares outstanding	83,775	56,763	77,373	56,342
Effective of dilutive securities:
Stock options held by employees and directors	—	711	—	897
Diluted weighted-average shares outstanding	83,775	57,474	77,373	57,239

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

We are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to illustrate what the combined Scripps/Journal broadcast operations would have been had the transactions been effective at the beginning of 2013 with the new segment reporting structure, given the assumptions contained therein.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating business unit and consolidated company performance. The company therefore believes that the non-GAAP measures presented provide useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

The historical adjusted combined financial information contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of Journal’s broadcast operations had occurred on January 1, 2013. Nor is this information necessarily indicative of the future results of operations of the combined companies. The preparation of the adjusted combined financial information includes the use of estimates that may not have been accurate and assumptions that may not have been valid had the transactions occurred on January 1, 2013. However management believes them to be reasonable.

The historical adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

The historical adjusted combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual amounts to differ materially from those anticipated. See “Risk Factors” and "Cautionary Statements Regarding Forward Looking Information” included in our 2014 Annual Report on Form 10-K or as amended in subsequent filings.

The 2015 and 2014 historical adjusted combined amounts reflect the historical combined results of Scripps and Journal's broadcast operations, and the television stations acquired from Granite. The newspaper operations of Scripps and Journal that were spun-off have been excluded from the historical adjusted combined amounts.

Actual and adjusted combined income from operations before income taxes

	Adjusted Combined	Actual	Adjusted Combined
	Full Year	Q4	Q4	Q4
(in millions)	2015	2015	2014	Change

Operating Revenues:
Advertising	$597.9	$159.1	$200.6	$(41.5)	(20.7)%
Retransmission	147.4	35.9	24.5	11.4	46.5%
Other	31.6	9.8	6.4	3.4	53.1%
Total operating revenues	776.9	204.8	231.5	(26.7)	(11.5)%

Costs and Expenses:
Employee compensation and benefits	363.6	92.3	91.4	0.9	1.0%
Programs and program licenses	132.5	32.6	25.2	7.4	29.4%
Other expenses	170.4	48.3	40.7	7.6	18.7%
Total costs and expenses, excluding pension expense	666.5	173.2	157.3	15.9	10.1%
Defined benefit pension plan expense	59.0	48.9	1.7	47.2
Total costs and expenses	725.5	222.1	159.0	63.1	39.7%

Depreciation, Amortization and (Gains)/Losses:
Depreciation	37.6	8.3	9.8	(1.5)
Amortization of intangible assets	20.3	5.7	4.7	1.0
Impairment of goodwill and intangibles	24.6	—	—	—
(Gains)/losses, net on disposal of property, plant and equipment	0.5	(0.1)	0.1	(0.2)
Net depreciation, amortization and (gains)/losses	83.0	13.9	14.6	(0.7)
Operating (loss) income	(31.6)	(31.2)	57.9	(89.1)
Interest expense	(17.0)	(4.6)	(3.9)	(0.7)
Miscellaneous, net	(0.1)	(1.4)	(2.0)	0.6
(Loss) income from operations before income taxes and transaction costs*	$(48.7)	$(37.2)	$52.0	$(89.2)

* The 2015 year and 2015 fourth quarter excludes $38.0 million and $1.0 million of transaction costs, which we have excluded from the actual results. Earnings from operations on a GAAP basis is a loss of $(99.4) million and $(38.2) million for the 2015 year and 2015 fourth quarter, respectively.

The 2015 and 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Television segment actual and adjusted combined segment profit

	Adjusted Combined	Actual	Adjusted Combined
	Full Year	Q4	Q4	Q4
(in millions)	2015	2015	2014	Change

Local	$339.3	$90.2	$90.0	$0.2	0.2%
National	146.5	38.3	38.6	(0.3)	(0.8)%
Political	9.5	2.1	43.9	(41.8)	(95.2)%
Retransmission	147.4	35.9	24.5	11.4	46.5%
Other	11.2	3.9	2.1	1.8	85.7%
Total operating revenue	653.9	170.5	199.1	(28.7)	(14.4)%
Segment costs and expenses:
Employee compensation and benefits	258.0	66.4	64.9	1.5	2.3%
Programs and program licenses	119.6	29.4	21.2	8.2	38.7%
Other expenses	121.4	33.3	29.2	4.1	14.0%
Total segment costs and expenses	499.0	129.1	115.3	13.8	12.0%
Segment profit	$154.9	$41.4	$83.8	$(42.5)	(50.7)%

We have reclassified certain amounts in the prior periods to conform with the current year presentation.

Radio segment actual and adjusted combined segment profit

	Adjusted Combined	Actual	Adjusted Combined
	Full Year	Q4	Q4	Q4
(in millions)	2015	2015	2014	Change

Total operating revenue	$74.2	$19.0	$21.3	$(2.3)	(10.8)%
Segment costs and expenses:
Employee compensation and benefits	29.8	7.4	7.3	0.1	1.4%
Programs and program licenses	12.8	3.2	3.9	(0.7)	(17.9)%
Other expenses	16.7	4.6	4.9	(0.3)	(6.1)%
Total segment costs and expenses	59.3	15.2	16.1	(0.9)	(5.6)%
Segment profit	$14.9	$3.9	$5.2	$(1.4)	(26.9)%

Digital segment actual and adjusted combined segment loss

	Adjusted Combined	Actual	Adjusted Combined
	Full Year	Q4	Q4	Q4
(in millions)	2015	2015	2014	Change

Total operating revenue	$40.6	$13.2	$8.8	$4.4	50.0%
Total segment costs and expenses	58.4	17.1	13.2	3.9	29.5%
Segment loss	$(17.8)	$(3.9)	$(4.4)	$0.5	(11.4)%

The 2015 and 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and income (loss) from operations before income taxes to the adjusted combined revenue and adjusted combined income (loss) from operations before income taxes.

(in millions)	2015	Q4 2014

The E.W. Scripps Company operating revenue, as reported	$715.7	$150.6
Journal Broadcast acquisition	62.5	82.1
Other revenue adjustments, primarily retransmission revenue	(1.3)	(1.2)
Adjusted combined operating revenue	$776.9	$231.5

(in millions)	2015	Q4 2014

The E.W. Scripps Company income from continuing operations before income taxes, as reported	$(99.4)	$16.6
Journal Broadcast acquisition, assumed acquisition January 1, 2013	12.3	28.2
Depreciation and amortization purchase price adjustments	(2.1)	(2.0)
Transaction synergies (1)	2.5	2.5
Other revenue adjustments, primarily retransmission revenue	(1.3)	(1.4)
Shared services and corporate adjustments (2)	3.2	1.9
Eliminate acquisition and integration costs incurred from the Journal transactions	38.0	2.5
Interest expense adjustments (3)	(1.9)	(1.8)
Other expense adjustments (4)	—	5.5
Adjusted combined income from continuing operations before income taxes	$(48.7)	$52.0

(1) Adjustment reflects expected operating efficiencies in the TV division gained from the combination of Scripps and Journal

(2) Adjustment reflects corporate and shared services on a normalized run rate

(3) Adjustment reflects the additional interest expense from the incremental $200 million term loan borrowing and the Journal subordinated notes payable that was assumed by Scripps

(4) Adjustment reflects the elimination of a 2014 write-down related to a minority interest in a newspaper content business

The 2015 and 2014 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.